UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2012

Unwired Planet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16073	94-3219054
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 South Virginia Street, Suite 201

Reno, Nevada 89501

(Address of Principal Executive Offices) (Zip Code)

(775) 980-2345

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	Resignation of Principal Financial Officer

Effective as of the close of business on November 7, 2012, Anne Brennan, the Chief Financial Officer of Unwired Planet, Inc. (the “Company”), resigned from the Company. Ms. Brennan’s departure from the Company was not due to any disagreement with the Company or any matter relating to the Company’s operations, policies or practices.

A copy of the press release announcing Ms. Brennan’s departure from the Company and the matters discussed in item (c) below is furnished as Exhibit 99.1 hereto.

(c)	Appointment of Principal Financial Officer

Effective as of November 8, 2012, Eric Vetter was appointed as Chief Financial Officer and Chief Administrative Officer of the Company.

Mr. Vetter, age 50, was most recently Commercial Director at Aristocrat Technologies, Inc. since July 2012. From August 2011 to July 2012 he was president of EJV Strategic Consulting. From 2008 to 2011, Mr. Vetter was Vice President, International Business Development and Director, Finance at International Game Technology, Inc. where he also served as Senior Vice President, Finance and Accounting from 2004 to 2008.

There are no family relationships between Mr. Vetter and any director or executive officer of the Company. There are no relationships or related transactions between Mr. Vetter and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

A copy of the press release announcing the appointment of Mr. Vetter as the Chief Financial Officer and Chief Administrative Officer of the Company and the matters discussed in item (b) above is furnished as Exhibit 99.1 hereto.

(e)	Material Compensatory Plan, Contract or Arrangement with Principal or Named Executive Officers

Because Ms. Brennan’s resignation constituted an involuntarily termination pursuant to the terms of the Amended and Restated Change of Control Severance Agreement, between Ms. Brennan and the Company the form of which was previously filed as an exhibit to the Company’s Quarterly Report on Form 10-Q filed with the SEC on February 8, 2012, and the First Amendment to the Amended and Restated Change of Control Severance Agreement previously filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on August 3, 2012, it is expected that Ms. Brennan will receive a severance payment of $675,000. In addition, Ms. Brennan is expected to receive full acceleration of the vesting of her outstanding options.

Pursuant to the terms of his employment offer letter included as Exhibit 10.1 hereto, Mr. Vetter will receive a starting annual salary in the amount of $275,000 and will be eligible to be considered for an incentive bonus in the target amount of 50% of his base salary for each fiscal year, subject to certain milestones to be agreed upon between Mr. Vetter and the Board. In addition, Mr. Vetter is expected to be granted an option to purchase 500,000 shares of the Company’s common stock pursuant to the Company’s Amended and Restated 2006 Stock Incentive Plan, based on the closing stock price on the date of grant, which will vest 25% after 12 months of continuous service, with the balance vesting in equal monthly installments the next 36 months of continuous service.

Mr. Vetter also entered into a Change of Control Severance Agreement with the Company (the “Severance Agreement”), included as Exhibit 10.2 hereto, which provides for, among other things and subject to certain conditions, the following compensation arrangements in the event the employment of Mr. Vetter is terminated as a result of Involuntary Termination (as defined in the applicable Severance Agreement), and the termination is within a two-month period before or an 18-month period after a Change of Control (as defined in the Severance Agreement):

•	all of the unvested equity awards held Mr. Vetter will automatically be accelerated in full so as to become immediately and completely vested and no longer subject to any contractual restrictions;

•	a lump sum cash payment equal to 1.5 times Mr. Vetter’s then current annual base salary and target annual bonus; and

•	insurance benefit coverage for medical, dental and vision for a period of up to 18 months for Mr. Vetter and Mr. Vetter’s eligible dependents or other qualified beneficiaries.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Employment Offer Letter between Unwired Planet, Inc. and Eric Vetter, dated November 3, 2012

10.2	Change of Control Severance Agreement between Unwired Planet, Inc. and Eric Vetter, effective November 8, 2012

99.1	Press Release issued by Unwired Planet, Inc. on November 7, 2012

The information in Item 5.02(e) of the report, including Exhibit 99.1 attached hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section or Sections 11 and 12(a) (2) of the Securities Act of 1933, as amended. The information contained in Item 5.02(e) and in the accompanying exhibit shall not be incorporated by reference into any filing with the U.S. Securities and Exchange Commission made by Unwired Planet, Inc., whether made before or after the date hereof, regardless of any general incorporation language in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unwired Planet, Inc.

	By:	/s/ Michael Mulica
Dated: November 8, 2012	Name:	Michael Mulica
	Title:	Chief Executive Officer